Exhibit 10.1

VOTING AND OPTION AGREEMENT

VOTING AND OPTION AGREEMENT (this “Agreement”), dated as of August     , 2006, by and among RF Monolithics, Inc., a Delaware corporation (“Parent”), CI Acquisition, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Cirronet Inc., a Georgia corporation (“Cirronet”), and the shareholders listed on Schedule I hereto (each, a “Shareholder”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Merger Agreement”) has been entered into by and among Parent, Merger Subsidiary, Cirronet, Robert M. Gemmell and the Shareholders’ Representative identified therein, pursuant to which Parent has agreed to cause Merger Subsidiary to merge with and into Cirronet, with Cirronet continuing as the surviving corporation (the “Merger”); and

WHEREAS, as a condition to, and in consideration for, Parent’s and Merger Subsidiary’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Parent and Merger Subsidiary have required that each Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement:

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Alternate Proposals” shall have the meaning set forth in Section 2 hereof.

“Cirronet” shall have the meaning set forth in the preamble to this Agreement.

“Cirronet Common Stock” means Cirronet’s common stock, par value $0.01 per share.

“Existing Securities” shall have the meaning set forth in Section 6(a)(i) hereof.

“Fully-Diluted Cirronet Common Stock” shall mean the aggregate number of shares of Cirronet Common Stock issued and outstanding at the date hereof if all Cirronet Options (whether vested or unvested) were exercised into Cirronet Common Stock immediately prior to the date hereof, other than any Cancelled Shares.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

“Notice Date” shall have the meaning set forth in Section 4(b) hereof.

“Option” shall have the meaning set forth in Section 4(a) hereof.

“Option Closing” shall have the meaning set forth in Section 4(b) hereof.

“Option Expiration Date” shall have the meaning set forth in Section 4(a) hereof.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Proxy” shall have the meaning set forth in Section 3(a) hereof.

“Purchase Price” shall have the meaning set forth in Section 4(a) hereof.

“Shareholder” shall have the meaning set forth in the preamble to this Agreement.

“Subject Shares” means (A) the Existing Securities set forth on Schedule I hereto, (B) any shares of Cirronet Common Stock distributed prior to the termination of this Agreement in respect of the Subject Shares by reason of a stock dividend, split-up, recapitalization, reclassification, combination, merger, exchange of shares or otherwise and (C) any other shares of Cirronet Common Stock of which the Shareholder acquires beneficial ownership after the date hereof and prior to the Effective Time.

“Voting Expiration Date” means the earlier to occur of (A) the termination of the Merger Agreement in accordance with the terms thereof or (B) the Effective Time.

All capitalized terms and words used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Section 2. Agreement to Vote Shares. Until the Voting Expiration Date, the Shareholder shall, at any meeting of the holders of Cirronet Common Stock, however such meeting is called and regardless of whether such meeting is a special or annual meeting of shareholders of Cirronet, or at any adjournment or postponement thereof, or in connection with any written consent of shareholders of Cirronet, vote, or cause to be voted, the Subject Shares: (A) in favor of the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) and (B) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement) (collectively, “Alternate Proposals”): (i) any Acquisition Proposal or (ii) any other action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement.

Section 3. Grant of Proxy; Revocation of Proxies; Reliance.

(a) The Shareholder hereby irrevocably grants to and appoints [David M. Kirk] and [James P. Farley] or either of them in their respective capacities as officers of Merger Subsidiary, with full power of substitution (such individuals and their substitutes each being referred to herein as the “Proxy”), as attorneys and proxies to vote all Subject Shares or to express consent or dissent to corporate action in writing without a meeting, all as the Shareholder is obligated to do pursuant to Section 2 hereof, in the Proxy’s absolute, sole and binding discretion. The Shareholder agrees that the Proxy may, in the Shareholder’s name and stead, (i) attend any annual or special meeting of shareholders of Cirronet and vote all Subject Shares on all matters regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal at any such annual or special meeting, and (ii) execute with respect to all Subject Shares any written consent to, or dissent from, corporate action respecting any matter regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal to which the shareholders of Cirronet are entitled to express such consent or dissent without a meeting, all to the same extent as the Shareholder is obligated to do pursuant to Section 2 hereof. Other than as contemplated by Section 2 hereof, with respect to any matter regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal, the Shareholder agrees to refrain from (A) voting at any annual or special meeting of shareholders of Cirronet, (B) executing any written consent in lieu of a meeting of shareholders of Cirronet, (C) exercising any rights of dissent with respect to the Subject Shares, and (D) granting any proxy or authorization to any Person with respect to the voting of the Subject Shares, except pursuant to this Agreement, or taking any action contrary to or in any manner that violates the terms of this Agreement. The Shareholder agrees that, prior to the Voting Expiration Date, this grant of proxy pursuant to this Section 3(a) is irrevocable and coupled with an interest and agrees that the Persons designated as the Proxy pursuant hereto may at any time name any other person who is an officer of Merger Subsidiary as a substitute Proxy hereunder to act pursuant hereto, either as to a specific matter or as to all matters. Upon the occurrence of the Voting Expiration Date, this grant of proxy pursuant to this Section 3(a) shall be automatically revoked and of no further effect. The Shareholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by the Proxy to evidence the powers granted to the Proxy hereby or to enable the Proxy to exercise those powers.

(b) The Shareholder hereby represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

(c) The Shareholder understands and acknowledges that Parent, Merger Subsidiary and Cirronet have entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that this Agreement is given in connection with the execution of the Merger Agreement and agrees to the duties of the Shareholder under this Agreement.

Section 4. Grant of Option; Exercise; Closing.

(a) Each Shareholder hereby grants to Parent an irrevocable option (each, an “Option”) to purchase the Subject Shares at a price per share equal to the quotient derived by dividing (i) the sum of $24,000,000 plus the Aggregate Option Exercise Price by (ii) the number of shares of Fully-Diluted Cirronet Common Stock (the “Purchase Price”). Each Option shall expire if such Option is not exercised prior to the close of business on the 180th day following termination of the Merger Agreement (“Option Expiration Date”).

(b) Parent may exercise any or all of the Options at any time (i) following the earlier of (A) the termination of the Merger Agreement and (B) Cirronet’s first receipt of an Acquisition Proposal following the date hereof and (ii) until the Option Expiration Date. In the event that Parent wishes to exercise an Option, Parent shall give written notice (the date of such notice being herein called the “Notice Date”), to Shareholder specifying a place and date (not later than ten Business Days and not earlier than three Business Days following the Notice Date) for closing such purchase (the “Option Closing”). Parent agrees to exercise all Options granted by Shareholders pro rata according to the number of shares Cirronet Common Stock subject to each Option.

(c) If Parent shall exercise any Option in accordance with the terms of this Agreement, Shareholder shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of Shareholder’s Shares Parent and the release of any and all liens, claims and encumbrances covering such Shares, without additional consideration.

(d) At the Option Closing, (i) Parent shall pay the aggregate Purchase Price for the Subject Shares being purchased from each Shareholder by wire transfer in immediately available funds of the total amount of the Purchase Price for such Subject Shares to an account designated by Shareholder by written notice to Parent and (ii) Shareholder shall deliver to Parent a certificate or certificates evidencing the Subject Shares (provided that if any such certificate is lost, then such Shareholder shall deliver a lost certificate affidavit and indemnity in customary form in lieu of such lost certificate), and Shareholder agrees that such Subject Shares shall be transferred free and clear of all liens. All such certificates representing the Subject Shares shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, and with all applicable taxes paid or provided for.

Section 5. Covenants of the Shareholder. The Shareholder hereby agrees and covenants that, during the period from the date of this Agreement through the Option Expiration Date:

(a) Restriction on Transfers. Except as contemplated hereby or by the Merger Agreement and as may otherwise be agreed to by Parent and Merger Subsidiary in writing, the Shareholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Subject Shares, or any interest therein if such transfer would result in the Shareholder no longer having the power to vote, or cause to be voted, the Subject Shares or (ii) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares, or any interest therein; provided, however, that the Shareholder may (X) transfer Subject Shares to the Shareholder’s family members or a trust for any of their direct or indirect benefit, (Y) transfer Subject Shares in a transaction involving the distribution without consideration of such Subject Shares to the Shareholder’s partners, members or shareholders, or the estate of any of them, and (Z) transfer Subject Shares to any affiliate or subsidiary of the Shareholder; provided, further, that in each such case of (X), (Y) or (Z) above, each Person to which any of the Subject Shares are transferred shall have (v) executed a counterpart of this Agreement and (w) agreed to hold such Subject Shares subject to the terms and provisions of this Agreement to the same extent as the Shareholder.

(b) Restrictions on Proxies and Voting Arrangements. Except as otherwise provided herein, the Shareholder shall not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares.

(c) Stop Transfer. The Shareholder shall not request that Cirronet register any transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shareholder’s Existing Securities, unless such transfer is made in compliance with this Agreement.

(d) Waiver of Appraisal Rights. The Shareholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that the Shareholder may have with respect to the Subject Shares.

(e) No Solicitation. The Shareholder, solely in its capacity as a shareholder of Cirronet, will not and will cause its affiliates, directors, officers, employees, agents and representatives not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or (iii) explore or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent and its Representatives) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or leads to, an Acquisition Proposal. Notwithstanding the foregoing, if Cirronet pursuant to Section 8.1(b) of the Merger Agreement is permitted to furnish information to and engage in discussions and negotiations with a third party, then the Shareholder may also furnish information to, and participate in discussions and negotiations with, such third party to the same extent, but subject to the same limitations, as Cirronet as set forth in the Merger Agreement.

(f) No Inconsistent Arrangements. The Shareholder shall not take any other action that would in any material way restrict, limit or interfere with the performance of any of the Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

Section 6. Representations and Warranties.

(a) The Shareholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

(i) Ownership of Securities. On the date hereof, the Shareholder beneficially owns, or has the sole power to direct the voting of, Cirronet Common Stock set forth next to the Shareholder’s name on Schedule I hereto (the “Existing Securities”), free and clear of any voting or proxy restriction other than pursuant to this Agreement. On the date hereof, the Existing Securities constitute all of the shares of voting capital stock of Cirronet beneficially owned by the Shareholder or as to which the Shareholder has the sole power to direct the voting of the shares. At the Option Closing Shareholder will deliver good and valid title to the Subject Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restrictions, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement. Shareholder has full right, power and authority to sell, transfer and deliver the Subject Shares pursuant to this Agreement. Upon delivery of the Subject Shares and payment of the Purchase Price therefor as contemplated herein, Parent will receive good and valid title to the Subject Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

(ii) Power; Binding Agreement. The Shareholder has the power (or, if applicable, entity power) and authority to enter into and perform all of the Shareholder’s obligations hereunder, including, without limitation, the power and authority to (A) vote the Subject Shares in accordance with Section 2 hereof, (B) grant the proxy in accordance with Section 3 hereof and (C) grant the Option in accordance with Section 4 hereof. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Shareholder with the terms hereof.

(iii) No Conflicts. None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (A) conflict with, or result in any breach of, any organizational documents applicable to the Shareholder if the

Shareholder is an entity, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of the Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to the Shareholder or any of the Subject Shares, in each case, in a manner that could reasonably be expected to materially hinder or impede the Shareholder’s ability to perform its obligations hereunder.

(iv) No Encumbrances. Except as established hereby, the Existing Securities are now and, at all times during the term hereof, will be held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all proxies, voting trusts, agreements, understandings or arrangements whatsoever, in each case, that could reasonably be expected to materially hinder or impede the Shareholder’s ability to perform its obligations hereunder.

(v) Shareholder has received and reviewed a copy of the Merger Agreement.

(vi) Shareholder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(b) Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Shareholder as follows:

(i) Power; Binding Agreement. Each of Parent and Merger Subsidiary has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

Section 7. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Cirronet:

Cirronet Inc.
3079 Premiere Parkway, Suite 140
Duluth, Georgia 30097
Attention:	Robert M. Gemmell
Telephone:	(678) 684-2008
Telecopy:	(678) 684-2001

with a copy to (which shall not constitute notice):

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Attention:	Alan C. Leet, Esq.
Telephone:	(404) 522-4700
Telecopy:	(404) 525-2224

if to Parent or Merger Subsidiary:

RF Monolithics, Inc.
4441 Sigma Road
Dallas, Texas 75244
Attention:	David Kirk, President
Telephone:	(972) 448-3732
Telecopy:	(972) 404-9476

with a copy to (which shall not constitute notice):

Morton PLLC
12222 Merit Drive, Suite 1270
Dallas, Texas 75251
Attention:	Steve Morton, Esq.
Telephone:	(972) 490-6688
Telecopy:	(972) 934-9299

if to Shareholder:

As listed on Schedule I hereto.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(d) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise by any of the parties, without the consent of the other parties hereto.

(e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(i) Further Assurances. At the request of Parent or Merger Subsidiary the Shareholder shall execute and deliver to Parent and Merger Subsidiary, or cause the record holder of Subject Shares to execute and deliver to Parent and Merger Subsidiary, such additional letters or instruments to comply with applicable Law and stock exchange rules as Parent or Merger Subsidiary may reasonably request in connection with the Shareholder’s obligations under this Agreement and take such further acts and execute such further documents and instruments as may be necessary to vest in Parent the power to carry out the provisions of this Agreement.

(j) Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k) Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(m) No Limitation on Actions of Shareholder as Director. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Shareholder is a director of Cirronet, nothing in this Agreement is intended or shall be construed to require the Shareholder, in the Shareholder’s capacity as a director of Cirronet, to fail to act in accordance with the Shareholder’s fiduciary duties in such capacity.

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IN WITNESS WHEREOF, Parent, Merger Subsidiary, Cirronet and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

CIRRONET INC.

By:
Name:
Title:

RF MONOLITHICS, INC.

By:
Name:
Title:

CI ACQUISITION, INC.

By:
Name:
Title:

SHAREHOLDERS:

(print name of shareholder above)

By:
Name:
Title:
(if applicable)

(print name of shareholder above)

By:
Name:
Title:
(if applicable)

(print name of shareholder above)

By:
Name:
Title:
(if applicable)

(print name of shareholder above)

By:
Name:
Title:
(if applicable)

SCHEDULE I

LIST OF EXISTING SECURITIES

Registered Holder	Number of Shares Held	Notice Information